EXHIBIT 99.2

EXTRA SPACE STORAGE INC.

PH (801) 562-5556

FAX (801) 562-5579

2795 E. Cottonwood Pkwy. Ste. 400

Salt Lake City, Utah 84121

info@extraspace.com, www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Results for the

Quarter Ended March 31, 2005

SALT LAKE CITY, Utah, May 10, 2005 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the quarter ended March 31, 2005. The reported statements of operations and cash flows for the quarter ended March 31, 2004 are the operating results of the Company’s predecessor (the “Predecessor”) prior to the consummation of the Company’s IPO and various formation transactions.

Highlights

•	Continued increases in revenue on a same-store comparison.

•	Increased FFO per share for the first quarter to $.15/share from $.13/share for the quarter ending December 31, 2004.

•	Completed the acquisition of eight self-storage facilities with a purchase price of $62.4 million.

•	Declared and paid a regular quarterly dividend of $0.2275 per share, representing an annualized dividend of $0.91 per share.

•	Appointed Joseph D. Margolis to the Company’s Board of Directors, increasing the size of the Board to seven members.

•	Subsequent to quarter end, announced the signing of a definitive agreement for the Company, along with its joint venture partner, Prudential Real Estate Investors, to acquire Storage USA from GE Commercial Finance.

Kenneth M. Woolley, chairman and chief executive officer, stated, “We maintained our consistent property performance in the first quarter with continued year-on-year increases in revenue and net operating income. We also closed on several acquisitions and have grown our publicly held portfolio to 148 properties.”

The results for the quarter ended March 31, 2005 include the operations of 148 properties, 130 of which were consolidated and 18 of which were held in joint ventures accounted for using the equity method, compared to the results for the quarter and year ended March 31, 2004, which included the operations of 108 properties, 70 of which were consolidated and 38 of which were in joint ventures accounted for using the equity method. Results for the quarter ended March 31, 2004 include the results of six properties in which the Company did not own any interest and one where the Company sold its joint venture interest in 2004. The properties were consolidated as a result of guarantees and/or puts for which the Company was liable. Five of the six properties were deconsolidated on August 16, 2004 upon the release of all guarantees and puts, and the other property was deconsolidated on December 31, 2004. Results for both periods also include equity in earnings of real estate joint ventures, third-party management fees, acquisition fees and development fees.

Operating Results for the Quarter Ended March 31, 2005:

Revenues for the quarter ended March 31, 2005 were $22.9 million compared to $10.9 million for the quarter ended March 31, 2004. Contributing to the increase in revenues for the first quarter was the acquisition of 52 stabilized properties during 2004 and the first quarter of 2005, the buy-out of various joint venture partners in 2004 and continued occupancy gains from the Company’s and the Predecessor’s lease-up properties and increased rental revenues from existing customers.

The net loss for the quarter ended March 31, 2005 was $640,000 compared to a net loss for the quarter ended March 31, 2004 of $6.0 million. The decrease in net loss was due to the acquisition of 52 stabilized properties, the buy-out of various joint venture partners, as well as continued occupancy gains in lease-up properties and rental increases from existing customers. These increases were partially offset by additional depreciation and amortization and an increase in repairs and maintenance due to snow removal expenses in New England.

Portfolio Results:

Same store portfolio: Our same-store stabilized portfolio consists of 38 properties wholly owned by the Predecessor or the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. These results provide information relating to property-level operating changes without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance.

	Company	Predecessor
	Three Months Ending March 31,		Percent Change
	2005	2004
Same-store rental revenues	$6,737	$6,525	3.2%
Same-store operating expenses	2,365	2,203	7.4%

Non same-store rental revenues	15,485	3,471	346.1%
Non same-store operating expenses	6,513	2,207	195.1%

Total rental revenues	22,222	9,996	122.3%
Total operating expenses	8,878	4,410	101.3%

Properties included in same-store	38	38

Same-store stabilized revenues for the quarter ended March 31, 2005, reflecting a portfolio of 38 wholly-owned properties, increased 3.2% compared to the first quarter of 2004. Expenses rose 7.4% in the quarter primarily due to a significant increase in repairs and maintenance, which was caused by abnormally high snow removal costs in New England.

Kenneth M. Woolley stated: “We are pleased with the revenue performance of our same-store properties for the first quarter even though we had an increase in snow removal costs that suppressed our same-store NOI gains. Our stores saw a continuation of the revenue growth from 2004 and we look forward to an active second quarter. I think our internal initiatives continue to position us well.”

Common Contingent Share (“CCS”) and Common Contingent Unit (“CCU”) Property Performance: As described in the Company’s Prospectus for its IPO, upon the achievement of certain levels of net operating income with respect to 14 of the Company’s pre-stabilized properties, the Company’s CCSs and the Company’s operating partnership’s CCUs will convert into additional shares of common stock and operating partnership units, respectively, beginning, with the quarter ending March 31, 2006. The average occupancy of these 14 properties as of March 31, 2005 was 58.4% compared to 57.5% at December 31, 2004. The table below outlines the performance of these properties for the quarter ended March 31, 2005 and 2004, respectively.

	Company	Predecessor
	Three Months Ended March 31,		Percent Change
	2005	2004
CCS/CCU rental revenues	$1,852	$1,188	55.9%
CCS/CCU operating expenses	1,308	1,088	20.2%

Non CCS/CCU rental revenues	20,370	8,808	131.3%
Non CCS/CCU operating expenses	7,570	3,322	127.9%

Total rental revenues	22,222	9,996	122.3%
Total operating expenses	8,878	4,410	101.3%

Properties included in CCS/CCU	14	14

Revenues for the quarter ended March 31, 2005 increased 56.0% as compared to the quarter ended March 31, 2004. This increase was due to the continued occupancy gains of the facilities. Expenses for the quarter ended March 31, 2005 increased 20.2%. The increase was primarily due to an increase in repairs and maintenance and property taxes.

Funds from Operations:

Funds from operations (“FFO”) provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net loss and cash flows, for an understanding of the Company’s operating results. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand its performance, FFO should be considered along with the reported net loss and cash flows in accordance with GAAP, as presented in the consolidated financial statements.

The computation of FFO may not be compared to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activates as a measure of its liquidity, or as an indicator of the Company’s ability to make cash distributions.

Funds from operations per share continued to grow from $0.13 for the quarter ending December 31, 2004 to $0.15 for the quarter ending March 31, 2005. FFO per share was slightly lower than expected due to increased snow removal costs in New England, acquisitions occurring later in the quarter than expected and lower than expected development fees recognized in the first quarter of 2005. The Company expects to recognize additional development fees during the second and third quarters that will help recover some of the shortfall experienced in the first quarter. The following table sets forth the calculation of FFO per share:

Three months ended March 31, 2005
(in thousands)
Net Loss	$(640)

Plus:
Real estate depreciation	3,764
Amortization of intangibles	1,927
Joint venture real estate depreciation	101
Less:
Gain on sale of real estate assets	—
Loss allocated to operating partnership	(56)

Funds from operations	$5,096

Funds from operations per share	$0.15

First Quarter Property Acquisitions:

The Company acquired eight properties during the quarter ending March 31, 2005. The properties are located in the Company’s core markets of California, Florida, Georgia and New Jersey and were purchased for an aggregate of $62.4 million.

Commenting on these acquisitions, Mr. Woolley noted: “We are pleased to complete the purchase of these properties. They complement our existing portfolio of properties located in high-income, high-density population centers.”

First Quarter Dividend Declared

On February 22, 2005, the Company announced its first quarter common stock dividend of $0.2275 per share. The dividend was paid on March 31, 2005 to shareholders of record as of March 15, 2005. The dividend payment was calculated based on an annual dividend of $0.91 per share.

Appointment of New Board Member

On February 23, 2005, the Company appointed Joseph D. Margolis to the Company’s Board of Directors, increasing the size of the Board to seven members. Mr. Margolis is a co-founding partner of Arsenal Real Estate Funds, a private real estate investment manager. Prior to forming Arsenal, Mr. Margolis held senior positions for twelve years at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel, and also served on the management and investment committees. Mr. Margolis will serve on the Company’s Compensation, Nominating and Governance Committee.

Storage USA Acquisition

On May 5, 2005, the Company and joint venture partner Prudential Real Estate Investors (“PREI’), the real estate investment and advisory business of Prudential Financial, Inc., executed a definitive agreement to acquire Storage USA from General Electric Corp. (“GE”) for $2.29 billion in cash. The purchase is subject to customary conditions to closing. Company management expects the acquisition to be completed in July 2005. When completed the transaction will be the largest to date in the self-storage industry.

Ken Woolley added: “The most exciting news at this time for Extra Space Storage is the recent announcement that we, along with our joint venture partner Prudential Real Estate Investors, have signed an agreement to acquire Storage USA from GE. This transaction is what Extra Space Storage is all about. We’re acquiring well-located, quality properties, with the majority of them located in our current core markets. Through this transaction, we will become the second largest operator of self-storage properties in the U.S., and positions us as a major player in the industry. We believe that, with our scalable technology systems and operational processes, we will be able to add value throughout this expanded portfolio. The transaction will provide value to our shareholders and is consistent with our strategy to become a major force in the U.S. self storage industry.”

Storage USA, based in Memphis, Tennessee, is currently the fourth largest operator of self-storage facilities in the United States, operating 458 self-storage properties in 31 states and Washington, D.C. Storage USA manages over 31 million net rentable square feet, with nearly 250,000 tenants.

The Company will own one hundred percent of 61 Storage USA facilities, and through the PREI joint venture, will have an ownership interest in an additional 259 Storage USA facilities. The Company will also acquire Storage USA’s equity interest in 54 joint venture properties, and assume Storage USA’s franchise and management business consisting of 84 properties.

Financial Flexibility:

As of March 31, 2005, total fixed rate debt to total debt is approximately 62.2%. The weighted average interest rate was 4.82% for fixed rate loans and 4.64% for variable rate loans. The total weighted average interest rate of all fixed and variable rate loans was 4.76%. The Company had $68.5 million available on its line of credit of which $48.5 million is drawn as of March 31, 2005.

Kent Christensen, senior vice president and chief financial officer noted: “As in previous quarters, we continue to feel that our financing structure positions us well and gives us the flexibility and buying power to execute on our plans for growth.”

Outlook

For the quarter ended March 31, 2005, the Company continued to experience year-on-year revenue growth and a consistent level of occupancy at its stabilized properties. California and Florida remained top performing markets, while Pennsylvania and New Jersey lagged. Conditions in most of the Company’s markets continued to improve. Because of these conditions, the Company expects year-on-year same store revenue for its current stabilized portfolio to increase during 2005 over the levels achieved in 2004.

With respect to the 25 lease up properties, including the 14 CCS and CCU properties, the Company expects continued growth in revenues and occupancy with a number of these properties achieving full stabilization during 2005. The CCS and CCU properties as a whole are slightly below budgeted performance with six of the properties continuing to under-perform. These six properties are expected to continue this trend. Consequently, the Company still believes it is unlikely that any CCS or CCU’s will be converted into common shares or operating partnership units until at a minimum June 30, 2006, or possibly as late as September 30, 2006.

Mr. Woolley stated: “We are pleased with the performance of our lease-up properties, especially with the increases in revenue. We have seen modest growth, and we look forward to executing on several initiatives that will give us greater revenue growth during the remainder of the year.”

The following table sets forth additional information regarding the occupancy of stabilized properties by state as of March 31, 2005.

Stabilized Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
Location	Number of Properties	Number of units at March 31, 2005 (1)	Number of units at December 31, 2004	Net rentable square feet at March 31, 2005 (2)	Net rentable square feet at December 31, 2004	Square foot occupancy % March 31, 2005	Square foot occupancy % December 31, 2004
Wholly-Owned Properties

Arizona	1	481	480	57,830	57,630	90.9%	95.7%
California	20	12,359	12,362	1,327,392	1,328,215	86.7%	86.4%
Colorado	4	1,809	1,809	233,166	233,130	83.0%	81.1%
Florida	18	11,935	11,942	1,258,914	1,258,929	91.4%	92.3%
Georgia	6	3,147	3,470	434,318	433,141	87.1%	82.2%
Louisiana	2	1,411	1,411	147,900	147,900	83.2%	85.8%
Maryland	1	923	923	138,230	138,230	74.0%	78.2%
Massachusetts	20	10,173	10,178	1,103,466	1,105,275	79.3%	79.5%
Missouri	2	811	811	97,817	97,817	84.7%	83.7%
Nevada	1	463	463	57,100	57,100	91.0%	89.1%
New Hampshire	1	623	623	72,600	72,600	86.4%	86.9%
New Jersey	13	10,232	10,233	1,011,671	1,011,691	83.7%	86.3%
New York	1	1,270	1,270	59,000	59,000	76.1%	77.9%
Pennsylvania	7	4,230	4,234	497,228	495,628	79.0%	81.2%
South Carolina	4	2,088	2,088	246,969	246,969	89.4%	86.9%
Texas	7	4,289	4,289	465,269	464,606	82.2%	82.0%
Utah	1	551	551	72,720	72,750	82.0%	77.7%
Virginia	1	551	551	73,350	73,310	93.3%	92.8%

Total Wholly-Owned Properties	110	67,346	67,688	7,354,940	7,353,921	84.9%	85.1%

Properties Held in Joint Ventures
California	7	3,853	3,850	400,064	400,064	90.2%	88.4%
New Hampshire	2	801	801	83,675	83,675	85.3%	86.9%
New Jersey	2	1,726	1,726	166,805	166,805	78.3%	81.3%
New York	2	1,519	1,519	137,574	137,574	86.7%	88.4%

Total Properties Held in Joint Ventures	13	7,899	7,896	788,118	788,118	86.5%	86.7%

Total Stabilized Properties	123	75,245	75,584	8,143,058	8,142,039	85.0%	85.3%

(1)	Represents unit count as of March 31, 2005 which may differ from December 31, 2004 unit count due to unit conversions or expansions.
(2)	Represents net rentable square feet as of March 31, 2005 which may differ from December 31, 2004 net rentable square feet due to unit conversions or expansions.

The following table sets forth additional information regarding the occupancy of our lease-up properties by state as of March 31, 2005.

Lease-up Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
Location	Number of Properties	Number of units at March 31, 2005 (1)	Number of units at December 31, 2004	Net rentable square feet at March 31, 2005 (2)	Net rentable square feet at December 31, 2004	Square foot occupancy % March 31, 2005	Square foot occupancy % December 31, 2004
Wholly-Owned Properties
California	3	1,737	1,737	202,027	202,027	69.2%	69.2%
Connecticut	2	1,366	1,360	123,715	123,390	59.4%	60.9%
Florida	1	388	388	38,005	38,005	63.9%	69.1%
Illinois	2	1,139	1,133	144,690	144,515	57.9%	56.0%
Massachusetts	5	3,024	2,969	322,255	322,255	52.2%	49.7%
New Jersey	4	3,334	3,335	275,298	275,298	71.7%	72.1%
New York	3	2,522	2,522	198,110	198,110	75.7%	76.1%

Total Wholly-Owned Properties	20	13,510	13,444	1,304,100	1,303,600	62.3%	61.8%

Properties Held in Joint Ventures
California	2	1,511	1,412	149,060	151,295	85.6%	86.0%
New Jersey	1	664	664	58,650	58,650	88.4%	87.1%
New York	1	656	656	60,020	60,020	74.4%	78.9%
Pennsylvania	1	916	916	73,125	73,125	73.6%	76.4%

Total Properties Held in Joint Ventures	5	3,747	3,648	340,855	343,090	81.6%	82.9%

Total Lease-up Properties	25	17,257	17,092	1,644,955	1,646,690	66.3%	66.2%

(1)	Represents unit count as of March 31, 2005 which may differ from December 31, 2004 unit count due to unit conversions or expansions.
(2)	Represents net rentable square feet as of March 31, 2005 which may differ from December 31, 2004 net rentable square feet due to unit conversions or expansions.

The following table sets forth pro forma revenue per occupied net rentable square foot. This table includes all acquisition properties as if they were purchased January 1, 2004.

	Quarter ended March 31, 2004	Year ended December 31, 2004 (1)
Pro forma Total Revenue Per Occupied Square Foot
Stabilized Properties	$13.05	$13.06
Lease Up Properties	$13.48	$12.32

(1)	Numbers differ from those reported in 12/31/04 year end press release due to the classification of certain properties as lease-up, rather than stabilized.

Forward Looking Statements:

When used within this document, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects,” and similar expressions are intended to identify “forward-looking statements” within the meaning of Section 27-A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include, but are not limited to, changes in general economic conditions and in the markets in which the Company operates:

•	the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•	the Company’s ability to effectively compete in the industry in which it does business;

•	difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations and to fill up those properties, which could adversely affect the Company’s profitability;

•	the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s expense and reduce the Company’s cash available for distribution;

•	difficulties in raising capital at reasonable rates, which could impede the Company’s ability to grow; and

•	delays in the development and construction process, which could adversely affect the Company’s profitability; and economic uncertainty due to the impact of war or terrorism which could adversely affect its business plan.

The Company disclaims any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

Conference Call

Extra Space Storage Inc. will host a conference call at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time) on Tuesday, May 10, 2005 to discuss first quarter 2005 results.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties Extra Space Storage’s website at www.extraspace.com (then click on “Investor Info” tab.) To listen to the live call, please go to either website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the website. In addition, a replay of the call will be available via telephone for 14 business days, beginning two hours after the call. To listen to the call, in the U.S., please dial 888-286-8010 and international the number is 617-801-6888. Enter access code 81717930.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a real estate investment trust that owns and operates 148 self-storage properties in 20 states. The Company’s properties comprise more than 92,500 units, 9.8 million square feet rented by over 75,000 tenants. Additional Extra Space Storage information is available at www.extraspace.com.

###

For Information:

James Overturf	William Coffin
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(818) 789-0100

- Financial Tables Follow -

Extra Space Storage Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets:
Real estate assets	$755,427	$696,899
Investments in real estate ventures	6,121	6,182
Cash and cash equivalents	12,286	24,329
Restricted cash	5,510	4,430
Receivables from related parties	2,254	2,501
Other assets, net	15,555	14,143

Total assets	$797,153	$748,484

Liabilities, Minority Interests, and Stockholders’ Equity:
Lines of credit	$48,499	$39,000
Notes payable	480,584	433,977
Accounts payable and accrued expenses	1,619	3,444
Other liabilities	9,799	7,003

Total liabilities	540,501	483,424

Minority interest in Operating Partnership	20,776	21,453

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 31,169,950 shares issued and outstanding at March 31, 2005 and December 31, 2004	312	312
Paid-in capital	347,883	347,883
Accumulated deficit	(112,319)	(104,588)

Total stockholders’ equity	235,876	243,607

Total liabilities, minority interests, and stockholders’ equity	$797,153	$748,484

Extra Space Storage Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Company	Predecessor
	Three months ended March 31,
	2005	2004
Revenues:
Property rental	$22,222	$9,996
Management fees	368	548
Acquisition and development fees	267	265
Other income	61	117

Total Revenues	22,918	10,926

Expenses:
Property operations	8,878	4,410
Unrecovered development/acquisition costs and support payments	107	498
General and administrative	2,957	2,970
Depreciation and amortization	5,730	2,677
Other	20	—

Total Expenses	17,692	10,555

Income before interest expense, minority interests, equity in earnings of real estate ventures and loss on sale of real estate assets	5,226	371

Interest expense	(6,239)	(6,367)
Minority interest - Fidelity preferred return	—	(1,096)
Minority interest - Operating Partnership	56	—
Loss allocated to other minority interests	—	970
Equity in earnings of real estate ventures	317	261

Loss before loss on sale of real estate assets	(640)	(5,861)

Loss on sale of real estate assets	—	(171)

Net loss	$(640)	$(6,032)

Net loss per share:
Basic (1)	$(0.02)	$(2.66)

Diluted (1)	$(0.02)	$(2.66)

Weighted average number of shares:
Basic	31,169,950	2,268,169
Diluted	31,169,950	2,268,169

Cash dividends paid per common share	$0.2275	$—

(1)	The basic and diluted loss per share does not include the potential effects of the CCSs and CCUs as such securities would not have participated in earnings for any of the periods presented. These securities will not participate in distributions until they are converted, which cannot occur prior to March 31, 2006.

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands, except per share data)

	Company	Predecessor
	Three months ended March 31,
	2005	2004
Cash flows from operating activities:
Net loss	$(640)	$(6,032)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,730	2,677
Amortization of discount on putable preferred interests in consolidated joint ventures	—	538
Minority interest - Fidelity preferred return	—	1,096
Income (loss) allocated to other minority interests	(56)	(970)
(Gain) loss on sale of real estate assets	—	171
Distributions of cumulative earnings from real estate ventures	69	194
Increase (decrease) in cash due to changes in:
Receivables from related parties	247	41
Other assets	(716)	(710)
Accounts payable	(1,825)	233
Payables to related parties	—	(83)
Other liabilities	447	68

Net cash provided by (used in) operating activities	3,256	(2,777)

Cash flows from investing activities:
Acquisition of real estate assets	(55,327)	(79,250)
Development and construction of real estate assets	(1,067)	(6,535)
Proceeds from sale of real estate assets	—	6,406
Investments in real estate ventures	(8)	(89)
Advances to Centershift and Extra Space Development	—	(2,884)
Purchase of equipment	(197)	(456)
Increase in cash resulting from de-consolidation of real estate assets and distribution of equity ownership in Extra Space Development and other properties	—	471
Change in restricted cash	(1,080)	(2,722)

Net cash used in investing activities	(57,679)	(85,059)

Cash flows from financing activities:
Proceeds from line of credit and notes payable	53,257	188,512
Payments on line of credit and notes payable	(2,765)	(123,143)
Deferred financing costs	(400)	(5,009)
Payments on other liabilities	—	(7)
Net payments to related parties and putable preferred interests in consolidated joint ventures	—	(1,283)
Member contributions	—	19,480
Return paid on Class B, C and E member units	—	(727)
Redemption of units	—	(155)
Minority interest investments	—	2,962
Minority interest distributions	—	(608)
Distributions to Operating Partnership unit holders	(621)	—
Dividends paid on common stock	(7,091)	—
Preferred return paid to Fidelity	—	(350)

Net cash provided by financing activities	42,380	79,672

Net decrease in cash and cash equivalents	(12,043)	(8,164)
Cash and cash equivalents, beginning of the period	24,329	11,746

Cash and cash equivalents, end of the period	$12,286	$3,582